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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Westport Resources Corporation:

        We consent to the use of our report dated February 13, 2004 with respect to the consolidated balance sheets of Westport Resources Corporation as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended incorporated herein by reference and to the reference to our firm under the heading "Experts" in this registration statement on Form S-4. Our report refers to a change in the method of accounting for asset retirement obligations in 2003, and a change in the method of accounting for derivative instruments and hedging activities in 2001.

(Signed) KPMG LLP

Denver, Colorado
April 23, 2004

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  Exhibit 23.2
Independent Auditors' Consent